Exhibit 10(b)

Amendment to the Wells Fargo & Company Supplemental 401(k) Plan

The Wells Fargo & Company Supplemental 401(k) Plan (the “Supplemental 401(k)”) is amended effective July 1, 2023 to read as follows:

Section 28 is amended to read in full as follows:

Sec. 28 Amendment and Termination. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time terminate, suspend or amend this Plan in any manner and the Plan Administrator shall have the authority to amend the Plan to effectuate its authority to operate and administer the Plan in accordance with Section 24; provided, that to the extent required by applicable law, rule or regulation, the stockholders of the Company must approve any amendment to (i) increase the number of shares of common stock to be credited under this Plan (except for adjustments by reason of stock dividends, stock splits, subdivision, consolidations, combinations, reclassifications or recapitalizations), or (ii) make other material revisions to this Plan. No such action shall deprive any participant of any benefits to which he or she would have been entitled under the Plan if the participant’s Separation from Service had occurred on the day prior to the date such action was taken, unless agreed to by the participant. Upon any termination of this Plan, all credits to Plan Accounts under Sections 7 and 8 shall cease but the Plan shall continue in effect for the purpose of distributing benefits that had accrued prior to the termination pursuant to the provisions hereof as if the termination had not occurred, unless the Company takes action in accordance with Code section 409A and the regulations thereunder to cause an earlier distribution of Plan benefits.

Except as herein expressly amended, all the terms and provisions of the Supplemental 401(k) shall continue in full force and effect.